Exhibit 1
Denison Mines Corp.
Atrium on Bay, 595 Bay Street, Suite 402
Toronto, ON M5G 2C2
Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com
PRESS RELEASE
DENISON ANNOUNCES INCREASE IN RESOURCES AT TONY M AND
SOUTHWEST DEPOSITS, UTAH
Toronto, ON — March 26, 2009... Denison Mines Corp. (DML:TSX) (NYSE AMEX:DNN) (“Denison” or the “Company”) is pleased to announce an updated NI 43-101 resource estimate on its Tony M and Southwest deposits which are part of the Company’s Henry Mountains Complex located in southeastern Utah. Indicated resources are estimated at 8.1 million pounds U3O8 and Inferred resources at 2.8 million pounds U3O8.
Tony M — Southwest NI 43-101 Resource Estimate
March, 2009

	Indicated			Inferred
	M	eU3O8	U3O8		eU3O8	U3O8
Deposit	Tons	(%)	M lbs	M Tons	(%)	M lbs
Tony M	1.0	0.24	4.8	0.7	0.17	2.2

Southwest	0.7	0.25	3.3	0.2	0.14	0.6

TOTAL	1.7	0.24	8.1	0.9	0.16	2.8

Notes:
•	CIM Definitions were followed for mineral resources.
•	A grade contouring methodology was used to estimate the resource.
•	The mineral resources were estimated at a cut-off grade of 0.10% eU3O8 over a minimum thickness of 2 feet and a minimum GT of 0.2ft-%.
•
The eU3O8 value stands for “equivalent U3O8” based on data obtained from gamma logging of drill holes; this is an industry standard methodology for indirect estimation of uranium values in drill holes.

These resource estimates update the previous historic resource estimate for Tony M of 1.3 million tons at an average grade of 0.21% U3O8, containing 5.3 million pounds. The Southwest deposit was previously estimated as an Indicated resource totalling 339,600 tons at an average grade of 0.32% U3O8 (2.2 million pounds) and an Inferred resource of 121,142 tons at an average grade of 0.30% (0.8 million pounds), at a cut-off grade of 0.20% eU3O8. The updated current resource estimate for Tony M is based on data from 1,082 holes drilled by prior operators. All past mine production has been accounted for in the current Tony M estimates.
The updated resource estimates increase the overall resource base of Denison’s Henry Mountains Complex. The Complex includes the Tony M and Southwest deposits, along with the Indian Bench and Copper Bench deposits which are part of the Bullfrog property, which contain Indicated resources of 4.7 million pounds U3O8 and Inferred resources of 5.3 million pounds at a cut off grade of 0.20% eU3O8.
Denison has invested about US$50 million on the Tony M mine and construction of surface facilities. Denison began operations at Tony M in September 2007, but put the mine on stand-by in November 2008. The mine is being maintained in order to bring it back into operation as quickly as possible once sales contracts are in place.
The Tony M-Southwest resource estimate was prepared by Scott Wilson Roscoe Postle Associates Inc. (“Scott Wilson RPA”) in accordance with the requirements of National Instrument 43-101 (“NI 43-101”).
Scott Wilson RPA was retained to independently review and audit the mineral resources of the Tony M-Southwest deposits. Douglas Underhill, Ph.D., C.P.G. and William Roscoe, Ph.D., P.Eng. are the Qualified Persons pursuant to National Instrument 43-101 who have verified the data disclosed, were responsible for the Technical Report, and reviewed the technical contents related to the resource estimates contained in this release. A copy of the Report will be available on SEDAR (www.sedar.com).

About Denison
Denison Mines Corp. is a premier intermediate uranium producer in North America, with mining assets in the Athabasca Basin region of Saskatchewan, Canada and the southwest United States including Colorado, Utah, and Arizona. Further, the Company has ownership interests in two of the four conventional uranium mills operating in North America today. Denison also has a strong exploration and development portfolio with large land positions in the United States, Canada, Mongolia and Zambia.
For more information, please contact

E. Peter Farmer	(416) 979-1991 Extension 231
Chief Executive Officer

Ron Hochstein	(416) 979-1991 Extension 232
President and Chief Operating Officer

James R. Anderson	(416) 979-1991 Extension 372
Executive Vice President and Chief Financial Officer
Cautionary Statements
This news release contains “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.
Forward looking statements include, but are not limited to, statements with respect to estimated production; the development potential of Denison’s properties, including those of its joint ventures; the future price of uranium; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; success of exploration activities; permitting time lines and permitting, mining or processing issues; currency exchange rate fluctuations; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.
Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements, including but not limited to risks related to: unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of uranium and vanadium; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in the completion of development or construction activities, as well as those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Management’s Discussion and Analysis dated March 18, 2009 available at http://www.sedar.com and at http://www.sec.gov. Although management of Denison has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.
There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Denison does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws. Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. Readers should refer to the Annual Information Form and the Form 40-F of Denison for the year ended December 31, 2007 and other continuous disclosure documents filed since December 31, 2007 available at http://www.sedar.com, for further information relating to their mineral resources and mineral reserves.
Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources: This news release uses the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.